Exhibit 99.1

FOR IMMEDIATE RELEASE

MaxLinear, Inc. Announces Second Quarter 2022 Financial Results

•	Record net revenue of $280.0 million, up 6% sequentially and up 36% year-over-year
•	GAAP gross margin 58.7% and non-GAAP gross margin 62.3%, up 10 bps and -50 bps from previous quarter, respectively

Carlsbad, Calif. – July 27, 2022 – MaxLinear, Inc. (Nasdaq: MXL), a leading provider of RF, analog, digital and mixed-signal integrated circuits, today announced financial results for the second quarter ended June 30, 2022.

Second Quarter Financial Highlights

GAAP basis:

•	Net revenue was $280.0 million, up 6% sequentially and up 36% year-over-year.
•	GAAP gross margin was 58.7%, compared to 58.6% in the prior quarter, and 54.8% in the year-ago quarter.
•	GAAP operating expenses were $125.3 million in the second quarter 2022, or 45% of net revenue, compared to $106.5 million in the prior quarter, or 40% of net revenue, and $110.3 million in the year-ago quarter, or 54% of net revenue.
•	GAAP income from operations was 14% of revenue, compared to income from operations of 18% in the prior quarter, and income from operations of 1% in the year-ago quarter.
•	Net cash flow provided by operating activities was $123.4 million, compared to net cash flow provided by operating activities of $134.2 million in the prior quarter, and net cash flow provided by operating activities of $7.9 million in the year-ago quarter.
•	GAAP diluted earnings per share was $0.40, compared to diluted earnings per share of $0.42 in the prior quarter, and diluted earnings per share of $0.01 in the year-ago quarter.

Non-GAAP basis:

•	Non-GAAP gross margin was 62.3%. This compares to 62.8% in the prior quarter, and 60.2% in the year-ago quarter.
•	Non-GAAP operating expenses were $84.3 million, or 30% of revenue, compared to $77.3 million or 29% of revenue in the prior quarter, and $75.2 million or 37% of revenue in the year-ago quarter.
•	Non-GAAP income from operations was 32% of revenue, compared to 33% in the prior quarter, and 24% in the year-ago quarter.
•	Non-GAAP diluted earnings per share was $1.11, compared to diluted earnings per share of $1.00 in the prior quarter, and diluted earnings per share of $0.53 in the year-ago quarter.

Management Commentary

“In the second quarter, revenue was up 6% sequentially and up 36% year-over-year, as a result of strong demand across all our product portfolio. In particular, fiber gateway access, Wi-Fi, and wireless infrastructure continue to drive solid revenue expansion. Our connectivity category was up nearly 80% year-over-year, driven by our differentiated Wi-Fi6 feature set, and we are on a firm trajectory to deliver at least $200 million of Wi-Fi revenue in 2023. We saw strong cash flow from operations of approximately $123.4 million in Q2 and non-GAAP gross margin of 62.3%. We are excited about our pending merger with Silicon Motion, the future growth opportunities of our comprehensive product portfolio, and the accelerating pace of new product launches,” commented Kishore Seendripu, Ph.D., Chairman and CEO.

Third Quarter 2022 Business Outlook

The company expects revenue in the third quarter 2022 to be approximately $280 million to $290 million. The Company also estimates the following:

•	GAAP gross margin of approximately 57.5% to 60.5%;
•	Non-GAAP gross margin of approximately 60.5% to 63.5%;
•	GAAP operating expenses of approximately $115 million to $121 million;
•	Non-GAAP operating expenses of approximately $81 million to $87 million; and
•	GAAP and non-GAAP interest and other expense of approximately $3.5 million.

Webcast and Conference Call

MaxLinear will host its second quarter financial results conference call today, July 27, 2022 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). To access this call, dial US toll free: 1-877-407-3109 / International: 1-201-493-6798. A live webcast of the conference call will be accessible from the investor relations section of the MaxLinear website at https://investors.maxlinear.com, and will be archived and available after the call at https://investors.maxlinear.com until August 11, 2022. A replay of the conference call will also be available until August 11, 2022 by dialing US toll free: 1-877-660-6853 / International: 1-201-612-7415 and Conference ID#: 13731843.

Cautionary Note Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements concerning our future financial performance (including specifically our current guidance for third quarter 2022 revenue, gross margins, operating expenses, and interest and other expenses, as well as statements with respect to confidence in the Company’s outlook for third quarter 2022) and statements concerning expectations of potential developments in our target markets, including (without limitation) management’s views with respect to the prospects for and trends in our broadband, connectivity and infrastructure markets, and in particular, expectations concerning the development of our Wi-Fi market, including the Company’s ability to continue to increase market share and drive future growth opportunities in such market. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to be materially different from any future results expressed or implied by the forward-looking statements and our future financial performance and operating results forecasts generally. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to be materially different from any future results expressed or implied by the forward-looking statements. Forward-looking statements are based on management’s current, preliminary expectations and are subject to various risks and uncertainties. In particular, our future operating results are substantially dependent on our assumptions about market trends and conditions. Additional risks and uncertainties affecting our business, future operating results and financial condition include, without limitation, risks relating to our proposed merger with Silicon Motion; intense competition in our industry; increasing supply chain risks within our industry, including increases in shipping and material costs and substantial shipping delays resulting in extended lead-times; inflation trends in our supply chain and in the global economy generally; uncertainties concerning the outcome of global trade negotiations, export control limitations, and heightened geopolitical risks generally; our dependence on a limited number of customers for a substantial portion of our revenues; potential decreases in average selling prices for our products; our ability to develop and introduce new and enhanced products on a timely basis and achieve market acceptance of those products, particularly as we seek to expand outside of our historic markets; potential uncertainties arising from continued consolidation among cable television and satellite operators in our target markets and continued consolidation among competitors within the semiconductor industry generally; uncertainties concerning how end user markets for our products will develop, including in particular markets we have entered more recently such as broadband, Wi-Fi and 5G wireless and fiber-optic data center high-speed interconnect infrastructure markets but also existing markets; the impact of our indebtedness and limitations on our operating flexibility based on financial and operating covenants in the applicable term loan agreements, including (without limitation) debt covenant restrictions that may limit our ability to obtain additional financing, granting liens, undergoing certain fundamental changes, or making investments or certain restricted payments, and selling assets; risks relating to intellectual property protection and the prevalence of intellectual property litigation in our industry; our reliance on a limited number of third party manufacturers; the impact of the COVID-19 pandemic; and our lack of long-term supply contracts and dependence on limited sources of supply.

In addition to these risks and uncertainties, investors should review the risks and uncertainties contained in our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 2, 2022, and our Current Reports on Form 8-K, as well as the information to be set forth under the caption “Risk Factors” in MaxLinear’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022. All forward-looking statements are based on the estimates, projections and assumptions of management as of July 27, 2022, and MaxLinear is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Use of Non-GAAP Financial Measures

To supplement our unaudited consolidated financial statements presented on a basis consistent with GAAP, we disclose certain non-GAAP financial measures, including non-GAAP gross margin, operating expenses, operating expenses as a percentage of revenue, income from operations as percentage of revenue, and diluted earnings per share. These supplemental measures exclude the effects of (i) stock-based compensation expense; (ii) accruals related to our performance based bonus plan for 2022, which we currently intend to settle in shares of our common stock; (iii) accruals related to our performance-based bonus plan for 2021, which we settled in shares of common stock in 2022; (iv) amortization of purchased intangible assets; (v) research and development funded by others; (vi) acquisition and integration costs related to our acquisitions; (vii) professional fees and settlement costs related to IP and commercial litigation matters; (viii) severance and other restructuring charges; (ix) other non-recurring interest and other income (expenses), net attributable to acquisitions and (x) non-cash income tax benefits and expenses. These non-GAAP measures are not in accordance with and do not serve as an alternative for GAAP. We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our GAAP results of operations. These non-GAAP measures should only be viewed in conjunction with corresponding GAAP measures. We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of our performance.

We believe that non-GAAP financial measures can provide useful information to both management and investors by excluding certain non-cash and other one-time expenses that are not indicative of our core operating results. Among other uses, our management uses non-GAAP measures to compare our performance relative to forecasts and strategic plans and to benchmark our performance externally against competitors. In addition, management’s incentive compensation will be determined in part using these non-GAAP measures because we believe non-GAAP measures better reflect our core operating performance.

The following are explanations of each type of adjustment that we incorporate into non-GAAP financial measures:

Stock-based compensation expense relates to equity incentive awards granted to our employees, directors, and consultants. Our equity incentive plans are important components of our employee incentive compensation arrangements and are reflected as expenses in our GAAP results. Stock-based compensation expense has been and will continue to be a significant recurring expense for MaxLinear. While we include the dilutive impact of equity awards in weighted average shares outstanding, the expense associated with stock-based awards reflects a non-cash charge that we exclude from non-GAAP net income.

Bonuses under our executive and non-executive bonus programs have been excluded from our non-GAAP net income for all periods reported. Bonus payments for the 2021 performance periods were settled through the issuance of shares of common stock under our equity incentive plans in February 2022. We currently expect that bonus awards under our fiscal 2022 program will be settled in common stock in the first quarter of fiscal 2023.

Expenses incurred in relation to acquisitions include amortization of purchased intangible assets, acquisition and integration costs primarily consisting of professional and consulting fees, and accretion of discount on deferred purchase price payments to interest expense.

Research and development funded by others represents proceeds received under contracts for jointly funded R&D projects to develop technology that may be commercialized into a product in the future. Initially such proceeds may not yet be recognized in GAAP results if, pursuant to contract terms, the Company may be required to repay all or a portion of the funds provided by the other party under certain conditions. Management believes it is not probable that it will trigger such conditions. Once such conditions have been resolved, the proceeds are recognized in GAAP results, and accordingly, reversed from non-GAAP results.

Restructuring charges incurred are related to our restructuring plans which eliminate redundancies and primarily include severance and restructuring costs related to impairment of leased right-of-use assets or from exiting certain facilities.

Expenses incurred in relation to our intellectual property and commercial litigation include professional fees incurred.

Income tax benefits and expense adjustments are those that do not affect cash income taxes payable.

Reconciliations of non-GAAP measures for the historic periods disclosed in this press release appear below. Because of the inherent uncertainty associated with our ability to project future charges, particularly related to stock-based compensation and its related tax effects as well as potential impairments, a quantitative reconciliation is not available without unreasonable efforts and accordingly we have not provided a reconciliation for non-GAAP guidance provided for the third quarter 2022.

Additional Information and Where to Find It

This press release makes reference to a proposed business combination involving MaxLinear and Silicon Motion. In connection with the proposed transaction, MaxLinear has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 (File No. 333-265645), including a proxy statement of Silicon Motion and a prospectus of MaxLinear. The Registration Statement on Form S-4 was declared effective by the SEC on July 13, 2022 and the proxy statement/prospectus was first mailed to the shareholders of Silicon Motion on July 20, 2022, seeking their approval of their transaction-related proposals.

This press release does not constitute an offer to sell or the solicitation of an offer to buy or subscribe for any securities or a solicitation of any vote or approval nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

MAXLINEAR AND SILICON MOTION URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT ON FORM S-4, WHICH WILL BE PROVIDED TO SILICON MOTION SECURITY HOLDERS AND OTHER DOCUMENTS PROVIDED TO SILICON MOTION SECURITY HOLDERS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders are able to obtain the Registration Statement on Form S-4 free of charge at the SEC’s website, www.sec.gov. Copies of documents filed with the SEC by MaxLinear (when they become available) may be obtained free of charge on MaxLinear’s website at www.maxlinear.com or by contacting MaxLinear’s Investor Relations Department at IR@MaxLinear.com. Copies of documents filed or furnished by Silicon Motion (when they become available) may be obtained free of charge on Silicon Motion’s website at https://www.siliconmotion.com or by contacting Silicon Motion’s Stock Affair Specialist.

About MaxLinear, Inc.

MaxLinear, Inc. (Nasdaq:MXL) is a leading provider of radio frequency (RF), analog, digital and mixed-signal integrated circuits for access and connectivity, wired and wireless infrastructure, and industrial and multi-market applications. MaxLinear is headquartered in Carlsbad, California. For more information, please visit www.maxlinear.com.

MXL is MaxLinear’s registered trademark. Other trademarks appearing herein are the property of their respective owners.

MaxLinear, Inc. Investor Relations Contact:

Leslie Green

Tel: +1 650-312-9060

lgreen@maxlinear.com

MAXLINEAR, INC.

UNAUDITED GAAP CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
Net revenue	$280,009	$263,927	$205,376
Cost of net revenue	115,658	109,337	92,833
Gross profit	164,351	154,590	112,543
Operating expenses:
Research and development	80,395	65,886	74,416
Selling, general and administrative	44,487	40,577	35,885
Restructuring charges	462	—	38
Total operating expenses	125,344	106,463	110,339
Income from operations	39,007	48,127	2,204
Interest income	82	31	18
Interest expense	(2,416)	(2,349)	(3,741)
Loss on extinguishment of debt	—	—	(5,221)
Other income (expense), net	7,179	(770)	(537)
Total other income (expense), net	4,845	(3,088)	(9,481)
Income (loss) before income taxes	43,852	45,039	(7,277)
Income tax provision (benefit)	11,886	11,453	(8,010)
Net income	$31,966	$33,586	$733
Net income per share:
Basic	$0.41	$0.44	$0.01
Diluted	$0.40	$0.42	$0.01
Shares used to compute net income per share:
Basic	77,858	77,192	75,930
Diluted	80,279	80,641	79,026

MAXLINEAR, INC.

UNAUDITED GAAP CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Six Months Ended
	June 30, 2022	June 30, 2021
Net revenue	$543,936	$414,735
Cost of net revenue	224,995	190,473
Gross profit	318,941	224,262
Operating expenses:
Research and development	146,281	137,582
Selling, general and administrative	85,064	72,354
Restructuring charges	462	2,204
Total operating expenses	231,807	212,140
Income from operations	87,134	12,122
Interest income	113	18
Interest expense	(4,765)	(7,947)
Loss on extinguishment of debt	—	(5,221)
Other income (expense), net	6,409	(641)
Total other income (expense), net	1,757	(13,791)
Income (loss) before income taxes	88,891	(1,669)
Income tax provision (benefit)	23,339	(6,204)
Net income	$65,552	$4,535
Net income per share:
Basic	$0.85	$0.06
Diluted	$0.81	$0.06
Shares used to compute net income per share:
Basic	77,527	75,394
Diluted	80,462	78,657

MAXLINEAR, INC.

UNAUDITED GAAP CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
Operating Activities
Net income	$31,966	$33,586	$733
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and depreciation	19,569	23,880	21,997
Amortization of debt issuance costs and accretion of discount on debt and leases	471	486	918
Stock-based compensation	19,469	18,554	13,966
Deferred income taxes	517	6,842	(6,002)
Loss on disposal of property and equipment	5	159	20
Unrealized holding (gain) loss on investments	(4,813)	954	—
Impairment of leased right-of-use assets	462	—	—
Loss on extinguishment of debt	—	—	5,221
(Gain) loss on foreign currency and other	(2,359)	(316)	387
Excess tax benefits on stock based awards	(2,309)	(7,120)	(2,822)
Changes in operating assets and liabilities:
Accounts receivable	(11,000)	(5,969)	(47,800)
Inventory	(7,390)	(7,338)	(6,254)
Prepaid expenses and other assets	(1,675)	3,503	3,588
Leased right-of-use assets	—	—	36
Accounts payable, accrued expenses and other current liabilities	29,669	32,952	8,652
Accrued compensation	9,118	12,237	13,857
Accrued price protection liability	42,822	27,975	(344)
Lease liabilities	(2,210)	(3,301)	(2,345)
Other long-term liabilities	1,125	(2,918)	4,043
Net cash provided by operating activities	123,437	134,166	7,851
Investing Activities
Purchases of property and equipment	(10,706)	(4,800)	(11,158)
Purchases of intangible assets	(567)	(4,637)	—
Cash used in acquisitions, net of cash acquired	—	—	(7,500)
Proceeds loaned under notes receivable	—	(10,000)	—
Purchases of investments	(5,000)	(23,325)	—
Net cash used in investing activities	(16,273)	(42,762)	(18,658)
Financing Activities
Proceeds from the issuance of debt	—	—	350,000
Payment of debt issuance cost	—	—	(4,127)
Repayment of debt	(40,000)	(20,000)	(349,813)
Net proceeds from issuance of common stock	3,046	87	4,796
Minimum tax withholding paid on behalf of employees for restricted stock units	(3,698)	(24,449)	(2,663)
Repurchase of common stock	(5,214)	(26,297)	(4,464)
Net cash used in financing activities	(45,866)	(70,659)	(6,271)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1,132)	(230)	(681)
Increase (decrease) in cash, cash equivalents and restricted cash	60,166	20,515	(17,759)
Cash, cash equivalents and restricted cash at beginning of period	152,253	131,738	149,193
Cash, cash equivalents and restricted cash at end of period	$212,419	$152,253	$131,434

MAXLINEAR, INC.

UNAUDITED GAAP CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended
	June 30, 2022	June 30, 2021
Operating Activities
Net income	$65,552	$4,535
Adjustments to reconcile net income to cash provided by operating activities:
Amortization and depreciation	43,449	44,322
Amortization of debt issuance costs and accretion of discount on debt and leases	957	2,071
Stock-based compensation	38,023	26,921
Deferred income taxes	7,359	(5,461)
Loss on disposal of property and equipment	164	388
Unrealized holding gain on investments	(3,859)	—
Impairment of leasehold improvements	—	226
Impairment of leased right-of-use assets	462	429
Loss on extinguishment of debt	—	5,221
(Gain) loss on foreign currency	(2,675)	408
Excess tax benefits on stock-based awards	(9,429)	(4,631)
Changes in operating assets and liabilities:
Accounts receivable	(16,969)	(67,879)
Inventory	(14,728)	(596)
Prepaid expenses and other assets	1,828	33,448
Leased right-of-use assets	—	72
Accounts payable, accrued expenses and other current liabilities	62,621	6,311
Accrued compensation	21,355	15,233
Accrued price protection liability	70,797	6,955
Lease liabilities	(5,511)	(4,347)
Other long-term liabilities	(1,793)	4,497
Net cash provided by operating activities	257,603	68,123
Investing Activities
Purchases of property and equipment	(15,506)	(17,310)
Purchases of intangible assets	(5,204)	(1,112)
Cash used in acquisitions, net of cash acquired	—	(27,500)
Proceeds loaned under notes receivable	(10,000)	—
Purchases of investments	(28,325)	(5,000)
Net cash used in investing activities	(59,035)	(50,922)
Financing Activities
Proceeds from the issuance of debt	—	350,000
Payment of debt issuance cost	—	(4,127)
Repayment of debt	(60,000)	(369,813)
Net proceeds from issuance of common stock	3,133	6,094
Minimum tax withholding paid on behalf of employees for restricted stock units	(28,147)	(10,105)
Repurchase of common stock	(31,511)	(7,137)
Net cash used in financing activities	(116,525)	(35,088)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1,362)	(713)
Increase (decrease) in cash, cash equivalents and restricted cash	80,681	(18,600)
Cash, cash equivalents and restricted cash at beginning of period	131,738	150,034
Cash, cash equivalents and restricted cash at end of period	$212,419	$131,434

MAXLINEAR, INC.

UNAUDITED GAAP CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2022	March 31, 2022	June 30, 2021
Assets
Current assets:
Cash and cash equivalents	$211,363	$151,111	$130,312
Short-term restricted cash	162	105	107
Short-term investments	23,864	19,051	—
Accounts receivable, net	137,065	125,693	135,321
Inventory	146,431	139,041	98,502
Prepaid expenses and other current assets	19,739	19,575	13,866
Total current assets	538,624	454,576	378,108
Long-term restricted cash	894	1,037	1,015
Property and equipment, net	64,136	60,022	48,104
Leased right-of-use assets	33,154	32,919	22,847
Intangible assets, net	127,928	140,153	174,964
Goodwill	306,739	306,713	302,828
Deferred tax assets	81,762	82,326	91,526
Other long-term assets	27,456	21,381	7,235
Total assets	$1,180,693	$1,099,127	$1,026,627

Liabilities and stockholders’ equity
Current liabilities	$316,081	$234,795	$211,789
Long-term lease liabilities	27,838	30,208	20,445
Long-term debt	246,450	286,298	343,022
Other long-term liabilities	20,727	19,980	17,704
Stockholders’ equity	569,597	527,846	433,667
Total liabilities and stockholders’ equity	$1,180,693	$1,099,127	$1,026,627

MAXLINEAR, INC.

UNAUDITED RECONCILIATION OF NON-GAAP ADJUSTMENTS

(in thousands, except per share data)

	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
GAAP gross profit	$164,351	$154,590	$112,543
Stock-based compensation	162	163	148
Performance based equity	146	112	127
Amortization of purchased intangible assets	9,820	10,811	10,743
Non-GAAP gross profit	174,479	165,676	123,561

GAAP R&D expenses	80,395	65,886	74,416
Stock-based compensation	(9,983)	(9,676)	(7,268)
Performance based equity	(7,231)	(5,337)	(8,249)
Research and development funded by others	(2,000)	2,800	(3,800)
Acquisition and integration costs	—	—	(38)
Non-GAAP R&D expenses	61,181	53,673	55,061

GAAP SG&A expenses	44,487	40,577	35,885
Stock-based compensation	(9,324)	(8,715)	(6,551)
Performance based equity	(2,708)	(2,068)	(3,357)
Amortization of purchased intangible assets	(2,926)	(6,176)	(5,816)
Acquisition and integration costs	(6,369)	5	(25)
Non-GAAP SG&A expenses	23,160	23,623	20,136

GAAP restructuring expenses	462	—	38
Restructuring charges	(462)	—	(38)
Non-GAAP restructuring expenses	—	—	—

GAAP income from operations	39,007	48,127	2,204
Total non-GAAP adjustments	51,131	40,253	46,160
Non-GAAP income from operations	90,138	88,380	48,364

GAAP loss on extinguishment of debt	—	—	(5,221)
Loss on extinguishment of debt	—	—	5,221
Non-GAAP loss on extinguishment of debt	—	—	—

GAAP interest and other income (expense), net	4,845	(3,088)	(4,260)
Non-recurring interest and other income (expense), net	56	68	133
Non-GAAP interest and other income (expense), net	4,901	(3,020)	(4,127)

GAAP income (loss) before income taxes	43,852	45,039	(7,277)
Total non-GAAP adjustments	51,187	40,321	51,514
Non-GAAP income before income taxes	95,039	85,360	44,237

GAAP income tax provision (benefit)	11,886	11,453	(8,010)
Adjustment for non-cash tax benefits/expenses	(6,184)	(6,331)	10,665
Non-GAAP income tax provision	5,702	5,122	2,655

GAAP net income	31,966	33,586	733
Total non-GAAP adjustments before income taxes	51,187	40,321	51,514
Less: total tax adjustments	(6,184)	(6,331)	10,665
Non-GAAP net income	$89,337	$80,238	$41,582

Shares used in computing non-GAAP basic net income per share	77,858	77,192	75,930
Shares used in computing non-GAAP diluted net income per share	80,279	80,641	79,026
Non-GAAP basic net income per share	$1.15	$1.04	$0.55
Non-GAAP diluted net income per share	$1.11	$1.00	$0.53

MAXLINEAR, INC.

UNAUDITED RECONCILIATION OF NON-GAAP ADJUSTMENTS

(in thousands, except per share data)

	Six Months Ended
	June 30, 2022	June 30, 2021
GAAP gross profit	$318,941	$224,262
Stock-based compensation	325	317
Performance based equity	258	209
Amortization of purchased intangible assets	20,631	21,490
Non-GAAP gross profit	340,155	246,278

GAAP R&D expenses	146,281	137,582
Stock-based compensation	(19,659)	(14,430)
Performance based equity	(12,568)	(12,847)
Research and development funded by others	800	(3,800)
Acquisition and integration costs	—	(130)
Non-GAAP R&D expenses	114,854	106,375

GAAP SG&A expenses	85,064	72,354
Stock-based compensation	(18,039)	(12,175)
Performance based equity	(4,776)	(5,247)
Amortization of purchased intangible assets	(9,102)	(11,886)
Acquisition and integration costs	(6,364)	(1,586)
IP litigation costs, net	—	(11)
Non-GAAP SG&A expenses	46,783	41,449

GAAP restructuring expenses	462	2,204
Restructuring charges	(462)	(2,204)
Non-GAAP restructuring expenses	—	—

GAAP income from operations	87,134	12,122
Total non-GAAP adjustments	91,384	86,332
Non-GAAP income from operations	178,518	98,454

GAAP income (loss) on extinguishment of debt	—	(5,221)
Loss on extinguishment of debt	—	5,221
Non-GAAP loss on extinguishment of debt	—	—

GAAP interest and other income (expense), net	1,757	(8,570)
Non-recurring interest and other income (expense), net	124	443
Non-GAAP interest and other income (expense), net	1,881	(8,127)

GAAP income (loss) before income taxes	88,891	(1,669)
Total non-GAAP adjustments	91,508	91,996
Non-GAAP income before income taxes	180,399	90,327

GAAP income tax provision (benefit)	23,339	(6,204)
Adjustment for non-cash tax benefits/expenses	(12,515)	11,624
Non-GAAP income tax provision	10,824	5,420

GAAP net income	65,552	4,535
Total non-GAAP adjustments before income taxes	91,508	91,996
Less: total tax adjustments	(12,515)	11,624
Non-GAAP net income	$169,575	$84,907

Shares used in computing non-GAAP basic net income per share	77,527	75,394
Shares used in computing non-GAAP diluted net income per share	80,462	78,657
Non-GAAP basic net income per share	$2.19	$1.13
Non-GAAP diluted net income per share	$2.11	$1.08

MAXLINEAR, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
GAAP gross profit	58.7%	58.6%	54.8%
Stock-based compensation	0.1%	0.1%	0.1%
Performance based equity	0.1%	—%	0.1%
Amortization of purchased intangible assets	3.5%	4.1%	5.2%
Non-GAAP gross profit	62.3%	62.8%	60.2%

GAAP R&D expenses	28.7%	25.0%	36.2%
Stock-based compensation	(3.6)%	(3.7)%	(3.5)%
Performance based equity	(2.6)%	(2.0)%	(4.0)%
Research and development funded by others	(0.7)%	1.1%	(1.9)%
Acquisition and integration costs	—%	—%	—%
Non-GAAP R&D expenses	21.9%	20.3%	26.8%

GAAP SG&A expenses	15.9%	15.4%	17.5%
Stock-based compensation	(3.3)%	(3.3)%	(3.2)%
Performance based equity	(1.0)%	(0.8)%	(1.6)%
Amortization of purchased intangible assets	(1.0)%	(2.3)%	(2.8)%
Acquisition and integration costs	(2.3)%	—%	—%
Non-GAAP SG&A expenses	8.3%	9.0%	9.8%

GAAP restructuring expenses	0.2%	—%	—%
Restructuring charges	(0.2)%	—%	—%
Non-GAAP restructuring expenses	—%	—%	—%

GAAP income from operations	13.9%	18.2%	1.1%
Total non-GAAP adjustments	18.3%	15.3%	22.5%
Non-GAAP income from operations	32.2%	33.5%	23.6%

GAAP loss on extinguishment of debt	—%	—%	(2.5)%
Loss on extinguishment of debt	—%	—%	2.5%
Non-GAAP loss on extinguishment of debt	—%	—%	—%

GAAP interest and other income (expense), net	1.7%	(1.2)%	(2.1)%
Non-recurring interest and other income (expense), net	—%	—%	0.1%
Non-GAAP interest and other income (expense), net	1.8%	(1.1)%	(2.0)%

GAAP income (loss) before income taxes	15.7%	17.1%	(3.5)%
Total non-GAAP adjustments before income taxes	18.3%	15.3%	25.1%
Non-GAAP income before income taxes	33.9%	32.3%	21.5%

GAAP income tax provision (benefit)	4.2%	4.3%	(3.9)%
Adjustment for non-cash tax benefits/expenses	(2.2)%	(2.4)%	5.2%
Non-GAAP income tax provision	2.0%	1.9%	1.3%

GAAP net income	11.4%	12.7%	0.4%
Total non-GAAP adjustments before income taxes	18.3%	15.3%	25.1%
Less: total tax adjustments	(2.2)%	(2.4)%	5.2%
Non-GAAP net income	31.9%	30.4%	20.3%

MAXLINEAR, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

	Six Months Ended
	June 30, 2022	June 30, 2021
GAAP gross profit	58.6%	54.1%
Stock-based compensation	0.1%	0.1%
Performance based equity	0.1%	0.1%
Amortization of purchased intangible assets	3.8%	5.2%
Non-GAAP gross profit	62.5%	59.4%

GAAP R&D expenses	26.9%	33.2%
Stock-based compensation	(3.6)%	(3.5)%
Performance based equity	(2.3)%	(3.1)%
Research and development funded by others	0.2%	(0.9)%
Acquisition and integration costs	—%	—%
Non-GAAP R&D expenses	21.1%	25.7%

GAAP SG&A expenses	15.6%	17.4%
Stock-based compensation	(3.3)%	(2.9)%
Performance based equity	(0.9)%	(1.3)%
Amortization of purchased intangible assets	(1.7)%	(2.9)%
Acquisition and integration costs	(1.2)%	(0.4)%
Non-GAAP SG&A expenses	8.6%	10.0%

GAAP restructuring expenses	0.1%	0.5%
Restructuring charges	(0.1)%	(0.5)%
Non-GAAP restructuring expenses	—%	—%

GAAP income from operations	16.0%	2.9%
Total non-GAAP adjustments	16.8%	20.8%
Non-GAAP income from operations	32.8%	23.7%

GAAP income (loss) on extinguishment of debt	—%	(1.3)%
Loss on extinguishment of debt	—%	1.3%
Non-GAAP loss on extinguishment of debt	—%	—%

GAAP interest and other income (expense), net	0.3%	(2.1)%
Non-recurring interest and other income (expense), net	—%	0.1%
Non-GAAP interest and other income (expense), net	0.4%	(2.0)%

GAAP income (loss) before income taxes	16.3%	(0.4)%
Total non-GAAP adjustments	16.8%	22.2%
Non-GAAP income before income taxes	33.2%	21.8%

GAAP income tax provision (benefit)	4.3%	(1.5)%
Adjustment for non-cash tax benefits/expenses	(2.3)%	2.8%
Non-GAAP income tax provision	2.0%	1.3%

GAAP net income	12.1%	1.1%
Total non-GAAP adjustments before income taxes	16.8%	22.2%
Less: total tax adjustments	(2.3)%	2.8%
Non-GAAP net income	31.2%	20.5%